ASX RELEASE

Limeade Signs Three-Year, Multi-Million Dollar Contract with UPMC Health Plan, Inc.

SYDNEY, Australia and Bellevue, Washington. – 18 November 2022 – Limeade (ASX: LME, or the Company), an immersive employee well-being company that creates healthy employee experiences, today announces a new enterprise contract with UPMC Health Plan, a Pittsburgh, Pennsylvania based insurance company.

Under the terms of the contract, Limeade will receive US$10.5 million over the three-year contract, representing Contracted Annual Recurring Revenue (CARR) of $3.5 million. The platform is slated to launch in January 2023 and be available to nearly two million UPMC Health Plan members, including those covered by fully insured and self-insured plans, as well as those covered by UPMC Health Plan’s Medicare products.

“Through serving a large portion of UPMC Health Plan members, this agreement will be one of Limeade’s top 5 customers,” said Henry Albrecht, Limeade CEO. “Our entire company is focused on innovating, serving customers and converting our late-stage pipeline to high quality contracts so that we can deliver organic CARR growth in FY22 and drive adjusted EBITDA breakeven in FY23.”

This release dated 18 November 2022 has been authorised for lodgement to ASX by the Board of Directors of Limeade and lodged by Mr Danny Davies the Limeade ASX Representative.

– ENDS –

Contact Information

Company	Investor Relations / Media (AU)	Media (US)
Mr Henry Albrecht	Dr Thomas Duthy	Ms Amanda Lasko
Chief Executive Officer	Nemean Group for Limeade	Marketing Director
henry.albrecht@limeade.com	thomas.duthy@limeade.com	amanada.lasko@limeade.com
+1 425 908 0216	+61 402 493 727	+1 206 227 6907

To subscribe to the Limeade Email Alert Service please visit: https://investors.limeade.com/subscriptions/

About Limeade
Limeade is an immersive employee well-being company that creates healthy employee experiences. Limeade Institute science guides its industry-leading software and its own award-winning culture. Today, millions of users in over 100 countries use Limeade solutions to navigate the future of work. By putting well-being at the heart of the employee experience, Limeade reduces burnout and turnover while increasing well-being and engagement — ultimately elevating business performance. To learn more, visit www.limeade.com (ASX listing: LME).

Limeade, Inc. Australian Registered Business Number 637 017 602, a public limited company registered under the Washington Business Corporation Act (UBI Number: 602 588 317).

Disclosure
This ASX release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of any securities referred to herein in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. Any securities referred to herein have not been registered under the US Securities Act of 1933, as amended (the "US Securities Act") and may not be offered or sold in the United States or to US persons absent registration or an applicable exemption from registration under the US Securities Act and applicable state securities laws. In addition, any hedging transactions involving the securities referred to herein may not be conducted unless in compliance with the US Securities Act.

Limeade, Inc. │ ARBN 637 017 602 │ 10885 NE 4th Street ∙ Suite 400 ∙ Bellevue ∙ WA 98004 │
1